EXHIBIT 23.2

Consent of the Independent Registered Public Accounting Firm

The Board of Directors

MB Financial, Inc.:

We consent to the use of our report dated February 20, 2004 with respect to the consolidated statements of income, changes in stockholders’ equity, and cash flows of MB Financial, Inc. for the year ended December 31, 2003, incorporated by reference in this Registration Statement on Form S-4.

/s/ KPMG LLP
Chicago, Illinois
June 1, 2006